Exhibit 23.3

August 29, 2022

Executive Towers West I

1431 Opus Place, Suite 210

Downers Grove, Illinois 60515

USA

Tel: 630-968-5400
Fax: 630-968-5401
weir@weirintl.com

CONSENT OF WEIR INTERNATIONAL, INC.

With respect to the SEC filings by Ramaco Resources, Inc. (the “Company”), including but not limited to its Form S-3 dated as of August 29, 2022, Weir International, Inc., as independent mining engineers and geologists, hereby consents to the use of information contained in the Technical Report Summaries for each of the Elk Creek and Berwind Complexes as well as the Initial Assessment for the RAM Mine, dated February 7, 2022 and incorporation by reference of such information in the Company’s Registration Statements on Form S-3. We also consent to the reference to Weir International, Inc. in those filings and any amendments thereto.

WEIR INTERNATIONAL, INC.

/s/ Fran X. Taglia

Fran X. Taglia

President